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                                                                 EXHIBIT 10.16

                                        [MOOREA SOFTWARE CORPORATION LETTERHEAD]


June 20, 1994


Jon Matsuo
24115 NE 29th
Redmond, WA 98053


Dear Jon:


Moorea Software Corporation (the "Company" or "Moorea") is pleased to offer you a position as Executive Vice President, Sales and Marketing, at a salary, payable semi-monthly, which is equivalent to a monthly salary of Seven Thousand Five Hundred Dollars ($7,500). Upon completion of initial external financing, your salary will be increased to a monthly salary of Eight Thousand Seven Hundred Fifty Dollars ($8,750.00), with a bonus plan, to be determined by the Moorea Board of Directors, that will allow you to earn up to an additional Fifty Thousand Dollars ($50,000) per year. You will be entitled to the benefits that the Company makes available to employees in positions comparable to yours and you will be granted an option for the purchase of Sixty Five Thousand (65,000) shares of Common Stock. This option will vest with respect to the following:

o Twenty Thousand (20,000) shares will vest immediately. If you terminate your employment with Moorea at any time within your first year as an employee, the Company will reserve the right to repurchase all Twenty Thousand (20,000) shares at your exercise price plus interest at an interest rate of 7%.

o The remaining Forty Five Thousand (45,000) shares will vest in equal monthly increments over the succeeding two years following your first year of employment.

The Company asks that you complete the enclosed "Employee Confidential Information and Inventions Agreements" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Moorea or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreements", please call me.

We hope that you and Moorea Software Corporation will find mutual satisfaction with your employment. All of us at Moorea are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the

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Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in Seattle, Washington.

This letter and the "Employee Confidential Information and Inventions Agreements" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please feel free to call me.

Very Truly Yours,

/s/ MICHAEL W. HILTON
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    Michael W. Hilton
    President


ACCEPTED BY

/s/ JON MATSUO
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    Jon Matsuo

6/20/94
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Date